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________________________________
August 18, 2026
VanEck ETF Trust
666 Third Avenue, 9th Floor
New York, New York 10017
Re: Opinion of Counsel regarding Post-Effective Amendment No. 2,958 to the Registration Statement filed on Form N-1A under the Securities Act of 1933
(File Nos. 333-123257; 811-10325)
Dear Ladies and Gentlemen:
We have acted as counsel to VanEck ETF Trust (the “Trust”), in connection with the above-referenced
Registration Statement (as amended, the “Registration Statement”), which relates to the shares of beneficial interest of the VanEck U.S. Equity Buffer ETF - July, no par value (collectively, the
“Shares”). This opinion is being delivered to you in connection with the Trust’s filing of Post-Effective
Amendment No. 2,958 to the Registration Statement (the “Amendment”) to be filed with the Securities and
Exchange Commission pursuant to Rule 485(b) under the Securities Act of 1933, as amended (the “1933
Act”), and Amendment No. 2,962 pursuant to the Investment Company Act of 1940, as amended, in connection with the effectiveness of the VanEck U.S. Equity Buffer ETF - July. With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon. We have reviewed the
Trust’s Amended and Restated Declaration of Trust and such other documents and matters as we have deemed necessary to enable us to render this opinion.
Based upon, and subject to, the foregoing, we are of the opinion that the Shares proposed to be sold pursuant to the Amendment, when effective, will have been duly authorized and, when sold in accordance with the terms of the Amendment and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the Shares, will have been legally issued, fully paid and, subject to the qualifications set forth in the Amended and Restated Declaration of Trust, non-assessable by the Trust (except for the potential liability of shareholders described in the Trust’s current Statement of
Additional Information under the caption “Capital Stock and Shareholder Reports”). In this regard, we note that, pursuant to Section 5.02 of Article V of the Amended and Restated Declaration of Trust, the
Trustees have the power to cause each Shareholder, or each Shareholder of any particular Series, to pay directly, in advance or arrears, for charges of the Trust’s custodian or transfer, shareholder servicing or similar agent, an amount fixed from time to time by the Trustees, by setting off such charges due from such Shareholder from declared but unpaid dividends owed such Shareholder and/or by reducing the number of Shares in the account of such Shareholder by that number of full and/or fractional Shares which represents the outstanding amount of such charges due from such Shareholder.
We are attorneys licensed to practice only in the State of New York. The foregoing opinion is limited to the Federal laws of the United States and the Delaware Statutory Trust Act, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
  August 18, 2026

We have consented to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the headings “General Information” in the Prospectus and “Counsel and Independent
Registered Public Accounting Firm” in the Statement of Additional Information, each forming a part of the
Registration Statement. In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.
Very truly yours,
  /s/ Dechert LLP
Dechert LLP